Designated Filer:	MPI S.A.
Issuer & Ticker Symbol:	Deep Well Oil & Gas, Inc. [DWOG]
Date of Event Requiring Statement:	October 16, 2013

JOINT FILER INFORMATION

1.	MPI S.A.
2.	MP West Canada S.A.S.
3.	Saint-Aubin Énergie S.A.S.
4.	Établissements Maurel & Prom S.A.

The business address for each of the above reporting persons is:

51, rue d’Anjou
75008 Paris, France